UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CAMPBELL FUND TRUST
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CAMPBELL FUND TRUST
2850 Quarry Lake Drive, Suite 100
Baltimore, MD 21209
(800) 698-7235

NOTICE OF EXTENSION OF CONSENT SOLICITATION

July 1, 2025

To the Unitholders of Campbell Fund Trust:

Campbell & Company, LP (the “Managing Operator”) of Campbell Fund Trust (the “Trust”) has been conducting a consent solicitation campaign to amend and restate the Trust’s Fifth Amended and Restated Declaration of Trust and Trust Agreement (the “DOT”), dated as of July 21, 2023, as amended, to eliminate the Trust’s current term that will expire on December 31, 2025 and allow for the Trust to continue indefinitely until the first occurrence of one of the following events: (1) the withdrawal, insolvency, death, incapacity, or bankruptcy of the Managing Operator as described in Section 15 of the DOT; (2) the termination or suspension of trading in commodity futures, or if trading becomes impossible or economically unfeasible as determined solely by the Managing Operator; or (3) the dissolution of the Trust by operation of law or judicial decree (the “Proposal”). Please refer to the Notice of Consent Solicitation and Consent Solicitation Statement filed with the Securities and Exchange Commission and mailed to you on or about May 29, 2025 for more details about the Proposal.

The Trust has received a favorable response from the individual unitholders of the Trust who have submitted their consent. However, significant additional participation is necessary to approve the Proposal as fewer than 50% of the outstanding units have responded to the consent solicitation and more than 50% of the outstanding units must respond affirmatively to the Proposal to be approved. As such, the Trust will extend the consent solicitation period until July 31, 2025 at 5 p.m. Eastern Time in order to solicit additional consents to the Proposal.

The Managing Operator recommends that you consent to (vote “FOR”) the Proposal.

* * * * *

Returning your consent is easy and takes only a few moments of your time. Choose one of the following methods:

You may cast your vote (or other instruction) by any one of the following means: (a) by completing, signing, dating, and mailing the voting instruction form provided to you on or about May 29, 2025 (or the form provided by your broker or nominee) to EQ Fund Solutions, LLC, 48 Wall Street, 22nd Floor, New York, NY 10005; (b) by visiting the secure Internet site identified on the proxy card provided to you (or provided by your broker or nominee) and following the on-screen directions; (c) by calling the toll-free automated touchtone telephone number printed on the voting instruction form or proxy card provided to you (or provided by your broker or nominee) and following the recorded prompts; or (d) by calling a live operator at the telephone number printed on the voting instruction form or proxy card provided to you (or provided by your broker or nominee).

No Deemed Consent: Under the DOT, there is NO “deemed consent”; if you do not provide your consent FOR the Proposal in writing, you will be deemed to have voted AGAINST the Proposal.

Your consent is important no matter how many units of the Trust you own. Please return your consent immediately to be sure your consent is received by July 31, 2025 at 5 p.m. Eastern Time.

Thank you for your participation and your investment with Campbell Fund Trust.

CAMPBELL & COMPANY, LP

/s/ Thomas P. Lloyd

Thomas P. Lloyd
General Counsel